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                                                                      EXHIBIT 11

                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED EARNINGS PER SHARE COMPUTATION

                                                  Three Months Ended          Nine Months Ended
                                                     September 30               September 30,
                                             --------------------------    -------------------------
                                                 1997           1996          1997          1996
                                             -----------   ------------    -----------   -----------
                                                                   (Unaudited)

PRIMARY SHARES
Common shares outstanding - end of period     20,504,046     20,186,351     20,504,046    20,186,351
Weighted average common shares outstanding
                                              20,471,752     20,183,661     20,318,976    20,134,707

Weighted average common stock options
    outstanding                                  234,238        144,040        211,418       145,726
Preferred stock considered a common stock
    equivalent                                   599,985        599,985        599,985       599,985
                                             -----------   ------------    -----------   -----------
Total primary shares                          21,305,975     20,927,686     21,130,379    20,880,418
                                             ===========   ============    ===========   ===========

FULLY DILUTED SHARES

Weighted average common shares outstanding    20,471,752     20,183,661     20,318,976    20,134,707


Weighted average common stock options
    outstanding                                  252,124        171,368        223,798       154,854

Preferred stock considered a common stock
    equivalent                                   599,985        599,985        599,985       599,985

Assumed conversion of redeemable preferred
    stock not considered a common stock
    equivalent                                 1,246,703      1,262,033      1,253,468     1,261,782
                                             -----------   ------------    -----------   -----------
Total fully diluted shares                    22,570,564     22,217,047     22,396,227    22,151,328
                                             ===========   ============    ============  ============


NET INCOME                                    20,229,000   $(10,820,000)   $56,494,000   $19,535,000
Preferred stock dividends on redeemable
preferred stock                              $   654,000   $    663,000    $ 1,976,000   $ 1,989,000
                                             -----------   ------------    -----------   -----------

Net income available to common shares        $19,575,000   $(11,483,000)   $54,518,000   $17,546,000
                                             ===========   ============    ===========   ===========
Primary earnings per share (net income
    available to common shares divided by
    total primary shares)                    $      0.92   $      (0.55)   $      2.58   $      0.84
                                             ===========   ============    ===========   ===========

Fully diluted earnings per share (net
    income divided by total fully diluted    $      0.90   $      (0.55)   $      2.52   $      0.84
    shares)                                  ===========   ============    ===========   ===========






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